Feb. 28, 2005

FOR IMMEDIATE RELEASE

Contacts:
Scott E. Reed	Bob Denham	Jeff Nichols
Senior Executive Vice President	Senior Vice President	Vice President
Chief Financial Officer	Public Relations	Public Relations
(336) 733-3088	(910) 914-9073	(336) 733-1007

BB&T’s chief financial officer to retire at end of 2Q

           WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today said that longtime Chief Financial Officer Scott Reed will retire June 30.

          Assistant Chief Financial Officer Chris Henson will succeed Reed, who joined BB&T in 1972 and has served as CFO since 1981.

          Reed oversees BB&T’s Legal; Accounting and Financial Reporting; Shareholder Reporting and Financial Projects; Corporate Finance and Strategic Planning; Government Affairs and Public Policy; Corporate Taxation; and Investor Relations groups. The senior executive vice president is a member of BB&T’s executive management team.

          “Anytime you serve a company you love for such a long period of time, you have plenty of mixed emotions around a decision to step down,” Reed said. “But this is according to my long-term plan and it’s the right time to move forward with it. Certainly missed will be my close relationships with so many friends and business associates I’ve developed over these past 33 years.”

          The 56-year-old Chicago native helped lead BB&T’s meteoric transformation into one of the largest and most respected financial services companies in the nation.

          “Scott has made a tremendous contribution to BB&T’s evolution and stellar financial performance over the years,” said Chairman and Chief Executive Officer John Allison. “We will unquestionably miss his very important leadership role as CFO and a longtime member of our executive management team. He is certainly one of the most influential leaders in the history of this corporation and one of the highest performing chief financial officers in corporate America.”

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          After 58 bank and thrift acquisitions since 1989, the former eastern North Carolina farm lender is now the nation’s ninth largest financial holding company. BB&T’s assets have increased from about $250 million when Reed’s career began to more than $100 billion today.

          As it has grown, BB&T has steadily climbed the ranks in key measures of financial performance such as operating efficiency, fee income generation, credit quality, profitability and returns, and capital strength. It annually ranks among the top performing financial services companies in the nation.

           Over the past 20 years, BB&T’s compound annual growth rate in earnings per share has been 10.5 percent. The corporation has increased its quarterly cash dividend payments for 33 consecutive years.

           Reed joined BB&T through its Management Development Program in 1972. He served as a business loan officer, branch manager, credit analysis director and manager of BB&T’s Research and Statistics Department. In 1980, he was named senior vice president and manager of the Finance and Control Division before assuming the CFO role the following year.

          “It’s been a long and very rewarding career and I’m very proud of all that we’ve accomplished,” Reed said. “I look forward to continuing the transition to Chris over the next few months. He has a keen understanding of this role, and his honesty and integrity will serve him very well. I have every confidence that Chris’ leadership and ability will have a positive impact on the ongoing success of BB&T.”

          Reed earned his bachelor’s degree in mathematics from Wake Forest University and his master of business administration degree from the University of North Carolina at Chapel Hill. He also is a graduate of the Stonier Graduate School of Banking at Rutgers University.

          Reed is chairman of the North Carolina Zoological Park Council, a director of NCFREE (N.C. Foundation for Research and Economic Education), a board member and finance committee chairman of Associates in Christian Counseling and an active member of Calvary Baptist Church in Winston-Salem.

He recently served as a board member and co-chairman of Young Life of Forsyth County (N.C.) and a trustee of The Nature Conservancy of North Carolina. Reed also is the immediate past chairman of the N.C. Zoological Society, a past chairman of NCFREE and the corporate committee chairman for "The Campaign for Wake Forest: Honoring the Promise." He is a retired captain in the U.S. Army Reserves.

          “My plans for the future include increased travel with my wife, Pam, worldwide mission trips through my church, nurturing and loving my six grandchildren and enjoying my love of sports through coaching or refereeing youth leagues,” Reed said.

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          Henson, 43, joined BB&T through its Management Development Program in 1985. He began his career in Wilson, N.C., where he served as a business services officer, business services manager and city executive. He later served as president of BB&T community bank regions based in Virginia’s Hampton Roads area and Atlanta and also served as president of BB&T’s Georgia operations.

          Henson joined BB&T’s executive management team as a senior executive vice president and assistant chief financial officer in April 2004.

          “I’m honored to have the opportunity to succeed one of BB&T’s most dynamic leaders,” he said. “And I’m certainly looking forward to the challenge of the CFO position. This is an exciting time at BB&T as we continue to work toward our goal of becoming the world standard financial services organization.”

          The Boone, N.C., native earned his bachelor's degree in business administration from High Point University. He is a graduate of the Young Executives Institute at the University of North Carolina at Chapel Hill.

          After Reed’s retirement, the BB&T executive management team, which helps set policy and direction for the corporation, will consist of nine members: Chairman and CEO John Allison, Banking Network Manager Ricky Brown, Chief Credit Officer Ken Chalk, Production and Risk Manager Barbara Duck, Administrative Services Manager Rob Greene, Chief Financial Officer Chris Henson, Chief Operating Officer Kelly King, Chief Marketing Officer Steve Wiggs and Operations Division Manager Leon Wilson.

          Winston-Salem-based BB&T Corporation and its subsidiaries offer full-service commercial and retail banking and additional financial services such as insurance, investments, retail brokerage, corporate finance, treasury services, international banking, leasing and trust.

          With $100.5 billion in assets, BB&T operates more than 1,400 financial centers in the Carolinas, Virginia, Maryland, West Virginia, Kentucky, Tennessee, Georgia, Florida, Alabama, Indiana and Washington, D.C. More information about BB&T Corp. is available at www.BBandT.com.

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